Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

CytRx Corporation
Los Angeles, California
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-100947, 333-106629, 333-109708, 333-133269, 333-142591, 333-192597, 333-193064, 333-193673 and 333-208803) and Form S-8 (Nos. 333-84657, 333-68200, 333-91068, 333-93305, 333-123339 and 333-163212) of CytRx Corporation of our reports dated March 11, 2016, relating to the financial statements and schedule, and the effectiveness of CytRx Corporation's internal control over financial reporting, which appears in this Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectivenes of the Company's internal control over financial reporting as of December 31, 2015.
/s/ BDO USA, LLP

Los Angeles, California
March 11, 2016